Exhibit 99.1

From: Miles Nadal
Sent: Friday, October 03, 2008 7:50 AM
To: 'Jeff.Epstein
Cc: Board of Directors; Mitchell Gendel; David Doft
Subject: Re: Thank you

Dear Jeff

On behalf of The Board of Directors and Management of MDC Partners, we want to thank you for your valuable Contribution, Dedication and counsel to the Board.

Your Leadership as Chair of the Audit Committee has been excellent. We have benefited significantly from your extensive experience, knowledge and expertise in the Technology, Media and Direct Marketing Industries. We completely understand your substantial incremental responsibilities as Chief Financial Officer of Oracle, and the focus and additional attention your new Career responsibilities place upon you. All of us on the Board consider you a great friend and look forward to continuing our relationship. We wish you great success and a wonderful and long career at Oracle.

Best of Luck

Sincerely yours

Miles

Miles S Nadal
Chairman and CEO
MDC Partners Inc.
45 Hazelton Ave.

----- Original Message -----
From: Jeffrey Epstein
To: Miles Nadal
Sent: Fri Oct 03 01:13:51 2008
Subject: Thank you

Miles,

I would like to thank you for the wonderful opportunity of serving on the MDC Partners’ Board of Directors.

I have treasured our relationship, as well as my friendship with each of the Board members and company leaders. Please pass my thanks along to all your MDC Partners colleagues, and tell them how much this experience has meant to me.

As we have discussed, even though my new commitments and responsibilities as Executive Vice President and Chief Financial Officer of Oracle will require me to leave the MDC Partners Board of Directors following the October 31 Board meeting and Q3 earnings release, I will always be a firm supporter of you, your company, and your partners. I look forward to building on our relationship in the coming years.

Very warm regards,

Jeff

Jeff Epstein
Executive Vice President and Chief Financial Officer
http://www.oracle.com/